Exhibit 8.1

FAX: 212 848-7179 TELEX: 667290 WUI www.shearman.com	SHEARMAN & STERLING LLP 599 LEXINGTON AVENUE NEW YORK, NY 10022-6069 212 848-4000	ABU DHABI BEIJING BRUSSELS DÜSSELDORF FRANKFURT HONG KONG LONDON MANNHEIM MENLO PARK MUNICH NEW YORK PARIS ROME SAN FRANCISCO SINGAPORE TOKYO TORONTO WASHINGTON, D.C.

September 28, 2005
CIT Group Inc. CIT Group Funding Company of Canada 1211 Avenue of the Americas New York, New York 10036

Ladies and Gentlemen:

Registration Statement on Form S-4 relating to

4.65% Senior Notes due July 1, 2010 and 5.20% Senior Notes due June 1, 2015

                             We have acted as special U.S. federal income tax counsel to CIT Group Inc., a Delaware corporation (the "Company"), and CIT Group Funding Company of Canada, an unlimited company organized under the laws of the Province of Nova Scotia, Canada and an indirect wholly owned subsidiary of the Company (the "Issuer"), in connection with the preparation and filing by the Issuer and the Company of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under Securities Act of 1933, as amended, of the offer to exchange of up to $1,000,000,000 aggregate principal amount of 4.65% Senior Notes due July 1, 2010 and $700,000,000 aggregate principal amount of 5.20% Senior Notes due June 1, 2015 of the Issuer and the related guarantees of the Company, as guarantor. In such capacity, we examined the Registration Statement and have assumed that the information as to factual matters set forth in the Registration Statement are accurate and complete as of the date hereof. We have also assumed that, for U.S. federal income tax purposes, the Issuer is treated as a disregarded entity and that no election will be made to treat the Issuer as other than a disregarded entity.

                             We are of the opinion that the description of U.S. federal income tax consequences set forth under “Certain U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as such description constitutes statements of U.S. federal income tax law or legal conclusions and subject to the limitations and conditions described therein, is accurate in all material respects.

                             The opinion set forth in this letter: (i) is limited to those matters expressly covered and no opinion is to be implied with respect to any other matter; (ii) is as of the date hereof; and (iii) is rendered by us in connection with the preparation and filing of the Registration Statement.

                             We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the State of Delaware, which laws limit the personal liability of partners.

NYDOCS01/1065637.2

                             We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the related prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Shearman & Sterling LLP Shearman & Sterling LLP

DJL/MS